Exhibit 99.1
Yadkin Valley Financial Corporation Announces
Fourth Quarter and Full Year 2010 Results
Fourth Quarter Highlights:
•	Provision for loan losses was $6.3 million, a decrease of $1.6 million compared to the third quarter of 2010

•	Total deposits increased 2% compared to the third quarter of 2010, driven by a 26% increase in NOW, savings, and money market deposits in the fourth quarter of 2010

•	Net interest margin was 2.97%, a decrease of 15 basis points compared to the third quarter of 2010

•	Nonperforming assets increased to 3.95% of total assets from 3.77% in the third quarter of 2010

•	Net charge-offs increased to $13.3 million, or 3.08% of average loans on an annualized basis, compared to $7.4 million, or 1.75% of average loans on an annualized basis, in the third quarter of 2010

•	Loan loss reserves as a percentage of total loans held for investment decreased to 2.36%, compared to 2.73% in the third quarter of 2010 due to a decrease in allowance for impaired loans

•	Allowance for impaired loans decreased to $6.3 million from $13.6 million in the third quarter of 2010 due to charge-offs of the impaired portion of collateral dependent loans previously reserved

•	Leverage ratio, Tier 1 risk-based capital ratio and total risk-based capital ratio were 7.04%, 9.26% and 10.52%, respectively, for the Bank

•	Net loss available to common shareholders was $9,000, or $0.00 per diluted share
Full Year Highlights:
•	Sidus Financial closed in excess of $937.0 million in new mortgage loans during 2010 and successfully expanded into three new states in the Mid-Atlantic region

•	Initiated strategic succession plan and implemented significant expense reduction initiative

•	Total deposits increased 11%, driven by 32% growth in NOW, savings, and money market accounts

•	Cumulative net charge-offs of $35.2 million in 2010, and $60.2 million since the beginning of the credit cycle at January 1, 2008

•	Net loss available to common shareholders of $3.2 million, or $0.20 per diluted share
Elkin, NC — January 27, 2011 — Yadkin Valley Financial Corporation (NASDAQ: YAVY), the holding company for Yadkin Valley Bank and Trust Company, announced financial results for the fourth quarter and full year ended December 31, 2010. Net loss available to common shareholders for the fourth quarter of 2010 totaled $9,000, or $0.00 per diluted share. This compares to a net loss of $2.8 million, or $0.18 per diluted share, in the third quarter of 2010, and net income of $3.2 million, or $0.20 per diluted share, in the fourth quarter of 2009.

The net loss available to common shareholders for the year ended December 31, 2010 improved to $3.2 million, or $0.20 per diluted share, compared to a net loss of $77.5 million, or $5.23 per diluted share, for the year ended December 31, 2009. Full year 2009 results were significantly impacted by the $61.6 million goodwill impairment charge recorded during the third quarter of 2009. Excluding this charge, the net loss available to common shareholders was $16.0 million, or $1.08 per diluted share, for the full year ended December 31, 2009.
Joe Towell, President and COO of Yadkin Valley Bank and Trust Company, commented, “In the fourth quarter of 2010, we took a conservative stance with our impaired loans by charging down $10.0 million to fair market value. These charge-downs, which were predominantly related to construction/land development loans, had reserves allocated in prior quarters. At the same time, we recognized a reduction in our classified loans, which accounts for the decrease in the overall allowance for loan losses. We are continuing to make progress in quickly and effectively risk grading the portfolio, reserving for impaired loans, and recognizing charge-offs.
Also during the fourth quarter, we significantly reduced our deposit rates; however, we retained a greater amount of CD balances than we had anticipated resulting in excess liquidity. This excess liquidity was invested in cash and equivalents. During the first quarter of 2011, we will be examining the profitability of our CD relationships to further reduce deposit costs, which should alleviate this excess liquidity.
Sidus continues to expand its retail and wholesale operations nationally, and began the first quarter of 2011 with a healthy loan pipeline. We expect Sidus’ fee income contribution to remain consistent with levels in the first quarter of 2010 as long as the interest rate environment remains favorable. In addition to demand for mortgage loans at Sidus, we are also beginning to see demand for owner-occupied commercial real estate loans and commercial and industrial loans at the Bank.
Lastly, we remain well-capitalized from a regulatory perspective. We are continuing to closely monitor our capital levels and are actively evaluating a number of options to improve our capital position. We are carefully considering the best interests of our shareholders in evaluating our capital options.”
Fourth Quarter 2010 Financial Highlights
Asset Quality
Nonperforming loans increased by $2.3 million, to $65.4 million, or 3.96% of total gross loans at December 31, 2010, compared to $63.1 million, or 3.67% of total gross loans at September 30, 2010. The majority of the increase was related to the addition of 130 loans totaling $20.7 million, offset by charge-offs of $9.0 million, principal reductions and upgrades of $3.9 million, and transfers to Other Real Estate Owned (OREO) of $5.6 million. The increase in nonperforming loans was predominantly related to construction/land development, residential construction, and commercial real estate loans. Net charge-offs totaled $13.3 million, or 3.08% of average loans on an annualized basis, up from $7.4 million, or 1.75% of average loans (on an annualized basis) during the third quarter of 2010.

	Nonperforming Loan Analysis
	(Dollars in thousands)
	December 31, 2010		September 30, 2010
		% of		% of
	Outstanding	Total	Outstanding	Total
Loan Type	Balance	Loans	Balance	Loans

Construction/land development	$13,919	0.84%	$13,346	0.78%
Residential construction	11,915	0.72%	11,674	0.68%
HELOC	3,068	0.19%	2,294	0.13%
1-4 Family residential	7,889	0.48%	7,916	0.46%
Commercial real estate	24,562	1.49%	23,034	1.34%
Commercial & industrial	3,420	0.21%	4,226	0.25%
Consumer & other	627	0.04%	604	0.04%

Total	$65,400	3.96%	$63,094	3.67%

OREO totaled $25.6 million at December 31, 2010, an increase of $3.1 million compared to $22.5 million at the end of the third quarter. The increase in OREO was primarily due to the addition of 20 properties totaling $5.8 million. Total nonperforming assets were $91.0 million, or 3.95% of total assets, an increase from $85.6 million, or 3.77% of total assets as of September 30, 2010.
During the fourth quarter of 2010, the provision for loan losses decreased $1.6 million to $6.3 million compared to the third quarter. The allowance for loan losses was $37.8 million, a decrease of $6.9 million compared to $44.7 million at September 30, 2010. As a percentage of total loans held for investment, the allowance for loan losses was 2.36% in the fourth quarter of 2010, down from 2.73% in the third quarter. Loan loss reserves totaled 58% of nonperforming loans, down from 71% at the end of the third quarter. Out of the $37.8 million in total allowance for loan losses at December 31, 2010, the specific allowance for impaired loans accounted for $6.3 million, down from $13.6 million at the end of the third quarter. The decrease in the specific allowance for impaired loans resulted from charge-downs on collateral dependent loans of $10.0 million to fair market value which were reserved for in prior quarters. The remaining general allowance, $31.5 million, attributed to unimpaired loans, was up from $31.1 million at the end of the third quarter due primarily to higher historic loss ratios which resulted from increased charge-offs during the fourth quarter. This increase was partially offset by an overall decrease in classified, non-impaired loans of $26.8 million.
Net Interest Income and Net Interest Margin
Net interest income totaled $16.0 million, a decrease of $300,000, or 2%, compared to the third quarter of 2010. Deposit costs decreased significantly in the fourth quarter of 2010 compared to the third quarter, however, a high level of certificates of deposit was retained resulting in excess liquidity. Loan growth continues to be slow, and as a result, cash and equivalents increased $86.6 million. This resulted in a decrease of 15 basis points in the net interest margin to 2.97%, compared to 3.12% in the third quarter of 2010. Excluding the adjustment of assets and liabilities to their fair market values as part of purchase accounting treatment relating to the merger with American Community Bank, net interest margin was 2.91%, a decrease of 12 basis points compared to 3.03% in the third quarter of 2010.

Non-Interest Income
Non-interest income increased $1.7 million, or 30%, to $7.3 million from $5.6 million in the third quarter of 2010. The increase in net interest income was primarily related to securities gains of $1.3 million, as well as a $268,000 increase in other service fees and a $445,000 increase in net mortgage sale gains, both of which were due to an increased level of mortgage production at Sidus. Excluding the securities gains, non-interest income increased $470,000, or 8%. Partially offsetting these items was an other than temporary impairment of investment securities of $102,000, which was related to an investment in one financial services company.
Non-Interest Expense
Non-interest expense decreased $397,000, or 2%, to $17.0 million, compared to $17.4 million in the third quarter of 2010. The decrease in non-interest expense was primarily related to a $562,000 decrease in salaries and employee benefits and a $138,000 decrease in occupancy and equipment expense. These decreases were primarily related to the expense reduction plan which was initiated in the third quarter of 2010. Somewhat offsetting these items was a $373,000 increase in other expense, which was related to franchise tax expense as well as a higher level of expenses associated with maintaining foreclosed property.
Balance Sheet and Capital
Compared to the third quarter of 2010, total assets increased $29.8 million, or 1%. The increase in total assets was primarily related to an $86.6 million increase in cash and equivalents. Total gross loans decreased $66.6 million, or 4%. The decrease in total gross loans was primarily due to a $40.8 million decrease in loans held for investment, which was predominantly related to a $21.0 million decrease in construction/land development and residential construction loan balances and a $24.1 million decrease in commercial real estate loans. The decrease in these loans more than offset growth of $3.0 million and $2.3 million, in commercial and industrial loans and residential mortgages, respectively. Total deposits increased $38.9 million, or 2%, compared to the third quarter of 2010, and total core deposits increased 8%. Deposit growth primarily resulted from a $122.1 million increase in NOW, savings and money market deposits, as well as $10.3 million increase in non-interest bearing demand deposits. Brokered CDs and CDARs remain a relatively small portion of the Company’s funding sources, as these deposits represented 5% of total deposits at December 31, 2010, a slight decrease from the level at September 30, 2010.
The Bank remains well-capitalized for regulatory purposes. As of December 31, 2010, the Bank’s leverage ratio, Tier 1 risk-based capital ratio and total risk-based capital ratio were 7.04%, 9.26%, and 10.52%, respectively. For capital adequacy purposes, leverage ratio, Tier 1 risk-based capital ratio, and total risk-based capital ratio must be in excess of 5.00%, 6.00%, and 10.00%, respectively, to be considered well-capitalized.
Conference Call
Yadkin Valley Financial Corporation will host a conference call at 10:00 a.m. EDT on Thursday, January 27, 2011 to discuss financial results, business highlights, and outlook. The call may be accessed by dialing 877-359-3650 at least 10 minutes prior to the call. A webcast of the call may also be accessed at http://investor.shareholder.com/media/eventdetail.cfm?eventid=91811&CompanyID=YAVY&e=1&mediaKey=C0BD 0B7D7BA30A3E46A5C745FA0F7F34. A replay of the call will be available until February 3, 2011 by dialing 800-642-1687 or 706-645-9291 and entering access code 39847894.
####

About Yadkin Valley Financial Corporation
Yadkin Valley Financial Corporation is the holding company for Yadkin Valley Bank and Trust Company, a full service community bank providing services in 38 branches throughout its three regions in North Carolina and South Carolina. The Western Region (formerly Yadkin Valley Bank division and High Country Bank division) serves Avery, Watauga, Ashe, Forsyth, Surry, Wilkes, and Yadkin Counties. The Central Region (formerly the Iredell branches of Piedmont Bank division and Cardinal State Bank division) serves Durham, Orange, Granville, and Iredell Counties. The Southern Region (formerly American Community Bank division and the Mecklenburg branches of the Piedmont division) serves Mecklenburg and Union Counties in North Carolina, and Cherokee and York Counties in South Carolina. The Bank provides mortgage lending services through its subsidiary, Sidus Financial, LLC, headquartered in Greenville, North Carolina and operates a loan production office in Wilmington, NC. Securities brokerage services are provided by Main Street Investment Services, Inc., a Bank subsidiary with four offices located in the branch network. Yadkin Valley Financial Corporation’s website is www.yadkinvalleybank.com. Yadkin Valley shares are traded on NASDAQ under the symbol YAVY.
FORWARD LOOKING STATEMENTS
Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements include but are not limited to (1) statements regarding potential future economic recovery, (2) statements with respect to our plans, objectives, expectations and intentions and other statements that are not historical facts, and (3) other statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” and “projects,” as well as similar expressions. Such statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.
The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (2) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (3) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected resulting in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on the company’s loan portfolio and allowance for loan losses; (4) the risk that the preliminary financial information reported herein and our current preliminary analysis will be different when our review is finalized; (5) changes in deposit rates, the net interest margin, and funding sources; (6) changes in the U.S. legal and regulatory framework, including the effect of recent financial reform legislation on the banking industry; and (7) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on the company. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov). All subsequent written and oral forward-looking statements concerning the company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.
For additional information contact:
William A. Long
President and Chief Executive Officer
(336) 526-6312
Joseph H. Towell
President and Chief Operating Officer, Yadkin Valley Bank and Trust Company
(704) 768-1133
joe.towell@yadkinvalleybank.com
Jan H. Hollar
Executive Vice President and Chief Financial Officer
(704) 768-1161
jan.hollar@yadkinvalleybank.com
Megan R. Malanga
Nvestcom Investor Relations
(954) 781-4393
megan.malanga@nvestcom.com

Yadkin Valley Financial Corporation
Consolidated Balance Sheets (Unaudited)

	(Amounts in thousands except share and per share data)
	December 31,	September 30,	June 30,	March 31,	December 31,
	2010	2010	2010	2010	2009 (a)
Assets:
Cash and due from banks	$31,967	$32,112	$30,178	$27,002	$31,939
Federal funds sold	31	2,427	6,123	8	93
Interest-earning deposits with banks	197,782	108,665	184,592	208,727	60,305

U.S. government agencies	14,551	21,966	25,274	39,756	42,894
Mortgage-backed securities	209,706	193,358	126,004	72,810	78,389
State and municipal securities	72,621	73,235	55,868	59,574	61,378
Common and preferred stocks	1,124	1,159	1,134	1,056	1,180

Total investment securities	298,002	289,718	208,280	173,196	183,841

Construction loans	300,877	321,905	333,015	344,138	364,853
Commercial, financial and other loans	222,667	219,660	231,105	265,286	271,433
Residential mortgages	174,536	172,286	177,887	169,267	169,790
Commercial real estate loans	650,696	674,806	648,423	625,394	619,151
Installment loans	42,443	44,070	49,544	47,112	48,545
Revolving 1-4 family loans	209,319	208,660	207,801	204,834	202,676

Total Loans	1,600,538	1,641,387	1,647,775	1,656,031	1,676,448
Allowance for loan losses	(37,752)	(44,735)	(44,306)	(45,399)	(48,625)

Net loans	1,562,786	1,596,652	1,603,469	1,610,632	1,627,823
Loans held for sale	50,419	76,199	49,542	24,308	49,715
Accrued interest receivable	7,947	8,176	7,520	7,866	7,783
Bank premises and equipment	45,970	45,368	44,434	44,075	43,642
Foreclosed real estate	25,582	22,480	18,195	16,656	14,345
Non-marketable equity securities at cost	9,416	9,784	10,539	10,539	10,539
Investment in bank-owned life insurance	25,278	25,103	24,852	24,660	24,454
Goodwill	4,944	4,944	4,944	4,944	4,944
Core deposit intangible	4,907	5,212	5,527	5,852	6,186
Other assets	35,563	43,949	41,986	44,647	48,003

Total assets	$2,300,594	$2,270,789	$2,240,181	$2,203,112	$2,113,612

Liabilities and shareholders’ equity:
Deposits:
Non-interest bearing	$216,161	$205,856	$210,940	$211,272	$207,850
NOW, savings and money market accounts	589,790	467,731	468,773	455,189	445,508
Time certificates:
$100,000 or more	476,826	531,892	516,146	529,253	560,825
Other	737,629	776,012	757,579	713,351	607,569

Total deposits	2,020,406	1,981,491	1,953,438	1,909,065	1,821,752

Borrowings	116,768	119,274	118,621	126,600	123,467
Accrued expenses and other liabilities	15,963	19,364	15,409	14,511	16,127

Total liabilities	2,153,137	2,120,128	2,087,468	2,050,176	1,961,346

Total shareholders’ equity	147,457	150,660	152,713	152,936	152,266

Total liabilities and shareholders’ equity	$2,300,594	$2,270,789	$2,240,181	$2,203,112	$2,113,612

Period End Shares Outstanding	16,147,640	16,144,640	16,144,640	16,134,640	16,129,640

(a)	Derived from audited consolidated financial statements

Yadkin Valley Financial Corporation
Consolidated Income Statements (Unaudited)

	(Amounts in thousands except share and per share data)
	December 31,	September 30,	June 30,	March 31,	December 31,
Three months ended	2010	2010	2010	2010	2009

Interest and fees on loans	$22,500	$22,921	$22,458	$22,958	$23,627
Interest on securities	2,241	2,096	1,661	1,771	1,839
Interest on federal funds sold	7	1	2	—	4
Interest-bearing deposits	88	110	126	61	13

Total interest income	24,836	25,128	24,247	24,790	25,483

Time deposits of $100,000 or more	3,136	3,503	3,274	3,361	3,273
Other deposits	5,084	4,699	4,781	4,055	3,642
Borrowed funds	660	617	595	567	706

Total interest expense	8,880	8,820	8,650	7,983	7,621

Net interest income	15,956	16,309	15,597	16,807	17,862
Provision for loan losses	6,277	7,879	5,809	4,384	3,146

Net interest income after provision for loan losses	9,679	8,429	9,788	12,423	14,716

Non-interest income
Service charges on deposit accounts	1,498	1,539	1,486	1,437	1,572
Other service fees	1,253	985	917	841	1,250
Net gain on sales of mortgage loans	3,128	2,683	1,876	1,334	2,812
Income on investment in bank owned life insurance	175	251	192	207	145
Mortgage banking operations	(66)	53	60	56	486
Gains on sale of securities	1,291	1	844	44	—
Other than temporary impairment of investments	(101)	(115)	(61)	(205)	(17)
Other	154	175	140	66	64

Total non-interest income	7,332	5,572	5,454	3,780	6,312

Non-interest expense
Salaries and employee benefits	7,686	8,248	6,941	6,663	6,938
Occupancy and equipment	2,160	2,298	1,957	1,966	1,865
Printing and supplies	175	169	259	274	273
Data processing	376	380	384	313	489
Communication expense	453	445	436	459	448
Advertising and marketing	252	362	204	178	414
Amortization of core deposit intangible	305	315	325	334	338
FDIC assessment expense	1,126	1,122	1,288	830	619
Attorney fees	170	222	148	75	112
Loan collection expense	342	307	289	272	637
Net loss on other real estate owned	639	586	402	796	189
Other	3,291	2,918	2,347	2,372	2,161

Total non-interest expense	16,975	17,372	14,980	14,532	14,483

Income (loss) before income taxes	36	(3,370)	262	1,671	6,545
Provision for income taxes (benefit)	(823)	(1,299)	(23)	757	2,630

Net income (loss)	859	(2,071)	285	914	3,915

Preferred stock dividend and amortization of preferred stock discount	868	771	771	771	754

Net income (loss) available to common shareholders	$(9)	$(2,842)	$(486)	$143	$3,161

Basic	$(0.00)	$(0.18)	$(0.03)	$0.01	$0.20
Diluted	$(0.00)	$(0.18)	$(0.03)	$0.01	$0.20

Weighted average number of shares outstanding
Basic	16,129,640	16,129,640	16,129,640	16,129,640	16,129,640
Diluted	16,129,640	16,129,640	16,129,640	16,129,640	16,129,640

Yadkin Valley Financial Corporation
(unaudited)

	At or For the Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2010	2010	2010	2010	2009 (a)

Per Share Data:
Basic Earnings (Loss) per Share	$(0.00)	$(0.18)	$(0.03)	$0.01	$0.20
Diluted Earnings (Loss) per Share	(0.00)	(0.18)	(0.03)	0.01	0.20
Book Value per Share	6.24	6.44	6.58	6.61	6.58

Selected Performance Ratios:
Return on Average Assets (annualized)	0.00%	-0.51%	-0.09%	0.03%	0.62%
Return on Average Equity (annualized)	-0.02%	-7.37%	-1.26%	0.38%	8.26%
Net Interest Margin (annualized)	2.97%	3.12%	3.12%	3.47%	3.83%
Net Interest Spread (annualized)	2.77%	2.91%	2.84%	3.25%	3.59%
Non-interest Income as a % of Revenue	43.10%	39.80%	34.76%	23.33%	30.02%
Non-interest Income as a % of Average Assets	0.32%	0.25%	0.25%	0.18%	0.31%
Non-interest Expense as a % of Average Assets	0.73%	0.77%	0.67%	0.68%	0.71%

Asset Quality:
Loans 30-89 days past due (000’s)	$25,353	$37,682	$16,163	$14,297	$23,190
Loans over 90 days past due still accruing (000’s)	—	—	—	—	6
Nonperforming Loans (000’s)	65,400	63,094	50,853	52,870	36,255
Other Real Estate Owned (000’s)	25,582	22,480	18,195	16,656	14,345
Nonperforming Assets (000’s)	90,983	85,574	69,048	69,526	50,600
Troubled debt restructurings (000’s)	14,733	14,733	8,184	5,267	5,544
Nonperforming Loans to Total Loans	3.96%	3.67%	3.00%	3.15%	2.10%
Nonperforming Assets to Total Assets	3.95%	3.77%	3.08%	3.16%	2.39%
Allowance for Loan Losses to Total Loans	2.29%	2.60%	2.61%	2.70%	2.82%
Allowance for Loan Losses to Total Loans Held for Investment	2.36%	2.73%	2.69%	2.74%	2.90%
Allowance for Loan Losses to Nonperforming Loans	57.72%	70.90%	87.12%	86.00%	134.00%
Net Charge-offs/Recoveries to Average Loans (annualized)	3.08%	1.75%	1.64%	1.83%	2.05%

Capital Ratios:
Equity to Total Assets	6.41%	6.63%	6.82%	6.94%	7.20%
Tier 1 leverage ratio(1)	7.04%	7.40%	7.53%	7.76%	8.16%
Tier 1 risk-based ratio(1)	9.26%	9.10%	9.39%	9.26%	9.16%
Total risk-based capital ratio(1)	10.52%	10.36%	10.65%	10.52%	10.43%

Non-GAAP disclosures(2):
Tangible Book Value per Share	5.63	5.82	5.93	5.94	5.89
Return on Tangible Equity (annualized) (3)	-0.02%	-7.89%	-1.36%	0.41%	8.93%
Tangible Equity to Tangible Assets (3)	6.01%	6.22%	6.38%	6.48%	6.71%
Efficiency Ratio	70.63%	76.96%	68.75%	68.00%	57.08%

(a)	Derived from audited consolidated financial statements
Notes:

(1)	Tier 1 leverage, Tier 1 risk-based, and Total risk-based ratios are ratios for the bank, Yadkin Valley Bank and Trust Company as reported on Consolidated Reports of Condition and Income for a Bank With Domestic Offices Only — FFIEC 041

(2)	Management uses these non-GAAP financial measures because it believes it is useful for evaluating our operations and performance over periods of time, as well as in managing and evaluating our business and in discussions about our operations and performance. Management believes these non-GAAP financial measures provides users of our financial information with a meaningful measure for assessing our financial results and credit trends, as well as comparison to financial results for prior periods. These non-GAAP financial measures should not be considered as a substitute for operating results determined in accordance with GAAP and may not be comparable to other similarly titled financial measures used by other companies.

(3)	Tangible Equity is the difference of shareholders’ equity less the sum of goodwill and core deposit intangible

Tangible Assets are the difference of total assets less the sum of goodwill and core deposit intangible

Yadkin Valley Financial Corporation
Average Balance Sheets and Net Interest Income Analysis (Unaudited)

	Three Months Ended December 31,
	2010				2009
	(Dollars in Thousands)
	Average		Yield/		Average		Yield/
	Balance	Interest	Rate		Balance	Interest	Rate
INTEREST EARNING ASSETS
Total loans (1,2)	$1,708,178	$22,545	5.24%		$1,703,155	$23,711	24.20%
Federal funds sold	11,530	7	0.24%		5,531	3	0.22%
Investment securities	308,649	2,511	3.23%		200,603	2,362	4.67%
Interest-bearing deposits	142,161	88	0.24%		2,920	14	1.90%

Total average earning assets (1)	2,170,519	25,150	4.60	% (6)	1,912,209	26,090	5.41%

Noninterest earning assets	145,760				124,707

Total average assets	$2,316,279				$2,036,916

INTEREST BEARING LIABILITIES
Time deposits	$1,280,449	$7,200	2.23%		$1,100,181	$6,144	2.22%
Other deposits	527,697	1,020	0.77%		428,007	771	0.71%
Borrowed funds	120,413	660	2.17%		134,483	706	2.08%

Total interest bearing liabilities	1,928,559	8,880	1.83	% (7)	1,662,671	7,621	1.82%

Noninterest bearing deposits	219,818				219,690
Other liabilities	16,136				2,772

Total average liabilities	2,164,513				1,885,133

Shareholders’ equity	151,766				151,783

Total average liabilities and shareholders’ equity	$2,316,279				$2,036,916

NET INTEREST INCOME/YIELD (3,4)		$16,270	2.97%			$18,469	3.83%

INTEREST SPREAD (5)			2.77%				3.59%

(1)	Yields related to securities and loans exempt from Federal income taxes are stated on a fully tax-equivalent basis, assuming a Federal income tax rate of 35%, reduced by the nondeductible portion of interest expense.

(2)	The loan average includes loans on which accrual of interest has been discontinued.

(3)	Net interest income is the difference between income from earning assets and interest expense.

(4)	Net interest yield is net interest income divided by total average earning assets.

(5)	Interest spread is the difference between the average interest rate received on earning assets and the average rate paid on interest bearing liabilities.

(6)	Interest income for 2010 and 2009 includes $251 and $1,042, respectively, of accretion for purchase accounting adjustments related to loans acquired in the merger with American Community.

(7)	Interest expense for 2010 and 2009 includes $119 and $839, respectively, of accretion for purchase accounting adjustments related to deposits and borrowings acquired in the merger with American Community.

Yadkin Valley Financial Corporation
Average Balance Sheets and Net Interest Income Analysis (Unaudited)

	Twelve Months Ended December 31,
	2010				2009
	(Dollars in thousands)
	Average		Yield/		Average		Yield/
	Balance	Interest	Rate		Balance	Interest	Rate
INTEREST EARNING ASSETS
Total loans (1,2)	$1,696,469	$91,012	5.36%		$1,596,094	$88,486	5.54%
Federal funds sold	4,424	10	0.23%		13,090	25	0.19%
Investment securities	232,577	8,742	3.76%		189,333	8,051	4.25%
Interest-bearing deposits	156,583	385	0.25%		8,344	45	0.54%

Total average earning assets (1)	2,090,053	100,149	4.79	% (6)	1,806,861	96,607	5.35%

Noninterest earning assets	142,102				150,434

Total average assets	$2,232,156				$1,957,295

INTEREST BEARING LIABILITIES
Time deposits	$1,258,639	$28,396	2.26%		$1,024,653	$25,855	2.52%
Other deposits	472,358	3,497	0.74%		377,951	3,129	0.83%
Borrowed funds	120,717	2,440	2.02%		161,099	2,847	1.77%

Total interest bearing liabilities	1,851,714	34,333	1.85	% (7)	1,563,703	31,831	2.04%

Noninterest bearing deposits	211,027				190,363
Other liabilities	15,013				11,866

Total average liabilities	2,077,754				1,765,932

Shareholders’ equity	154,401				191,363

Total average liabilities and shareholders’ equity	$2,232,155				$1,957,295

NET INTEREST INCOME/YIELD (3,4)		$65,816	3.15%			$64,776	3.59%

INTEREST SPREAD (5)			2.94%				3.31%

(1)	Yields related to securities and loans exempt from Federal income taxes are stated on a fully tax-equivalent basis, assuming a Federal income tax rate of 35%, reduced by the nondeductible portion of interest expense.

(2)	The loan average includes loans on which accrual of interest has been discontinued.

(3)	Net interest income is the difference between income from earning assets and interest expense.

(4)	Net interest yield is net interest income divided by total average earning assets.

(5)	Interest spread is the difference between the average interest rate received on earning assets and the average rate paid on interest bearing liabilities.

(6)	Interest income for 2010 and 2009 includes $1,610 and $6,036, respectively, of accretion for purchase accounting adjustments related to loans acquired in the merger with American Community.

(7)	Interest expense for 2010 and 2009 includes $896 and $4,232, respectively, of accretion for purchase accounting adjustments related to deposits and borrowings acquired in the merger with American Community.